Exhibit 10.8

AMENDMENT TO ACCOUNT PURCHASE AGREEMENTS

THIS AMENDMENT TO ACCOUNT PURCHASE AGREEMENTS, (this “Amendment”), dated as of December 3, 2014, is entered into by and among CORPORATE RESOURCE DEVELOPMENT INC. (“CRD”), DIAMOND STAFFING SERVICES, INC. (“Diamond”), INSURANCE OVERLOAD SERVICES, INC. (“Insurance”), TS STAFFING SERVICES, INC. (“TS Staffing”), ACCOUNTABILITIES, INC. (“Accountabilities”), INTEGRATED CONSULTING GROUP, INC. (“Integrated” and together with CRD, Diamond, Insurance, TS Staffing and Accountabilities, individually and collectively, jointly and severally, the “Customer”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFBC”).

W I T N E S S E T H:

WHEREAS, Customer and WFBC have entered into the (i) Account Purchase Agreement, dated November 2, 2010, by and between CRD and WFBC (as amended, the “CRD APA”), (ii) Account Purchase Agreement, dated August 27, 2010, by and between Insurance and WFBC (as amended, the “Insurance APA”), (iii) Amended and Restated Account Purchase Agreement, dated November 21, 2011, by and between TS Staffing and WFBC (as amended, the “TS APA”), (iv) Account Purchase Agreement, dated January 31, 2011, by and between Diamond and WFBC (as amended, the “Diamond APA”), (v) Account Purchase Agreement, dated June 13, 2013, by and between Accountabilities and WFBC (as amended, the “Accountabilities APA”) and (vi) Account Purchase Agreement, dated November 1, 2013, by and between Integrated and WFBC (as amended, the “Integrated APA” and together with the CRD APA, Insurance APA, TS APA, Diamond APA and Accountabilities APA, each individually, an “Account Purchase Agreement” and collectively, the “Account Purchase Agreements”).

WHEREAS, Customer and WFBC have agreed to amend certain provisions of Account Purchase Agreements, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	Definitions.

(a)          Additional Definitions.  Section 2 of each Account Purchase Agreement is hereby amended to add the following additional definitions:

“Material Deviation” shall mean, with respect to any Test Period, if (i) the actual aggregate cash disbursements during such Test Period of Customer and its Affiliates party to an Affiliate Account Purchase Agreement exceed 120% of the projected aggregate cash disbursements during such Test Period as reflected in the Cash Flow Forecast, or (ii) the actual aggregate cash receipts during such Test Period of Customer and its Affiliates party to an Affiliate Account Purchase Agreement are less than 80% of the projected aggregate cash receipts during such Test Period as reflected in the Cash Flow Forecast. Following the first week of each 13-Week Cash Flow Forecast, the Material Deviation will be measured on a cumulative, month-to-date basis.

“Refinancing Event” shall mean with respect to this Agreement or any Affiliate Account Purchase Agreement, termination thereof on terms and conditions acceptable to WFBC and receipt by WFBC, in cash or other immediately available funds, of all obligations, liabilities and indebtedness, net of all reserves and unapplied funds held by WFBC in connection therewith, due WFBC hereunder or thereunder, as the case may be (including the full Repurchase Price of all Accounts purchased by WFBC hereunder or thereunder, as applicable).

“Test Period” shall mean, as of Friday December 12, 2014 and as of each Friday thereafter, the period commencing on the 1st day of the initial Cash Flow Forecast through and including such Friday; provided that, with respect to any Friday for which the Test Period would exceed 13 weeks, the Test Period shall mean the 13 week period up to and including such Friday.

(b)          Interpretation.  As to each Customer, capitalized terms used and not defined in this Amendment shall have the meanings given them in the Account Purchase Agreement to which such Customer is party.

2.	Amendments.

(a)          Monthly Monitoring Fee. Upon receipt by WFBC of the monitoring fee payable under the Account Purchase Agreements (as in effect prior to this Amendment) for November 2014, the text of Section 3.08(e) of the CRD APA, and the text of Section 3.08(d) of each other Account Purchase Agreement, is hereby deleted in its entirety and the following substituted therefor:

“Monitoring Fee. On the first day of each month until this Agreement shall be terminated and all obligations, liabilities and indebtedness of Customer hereunder and of its Affiliates under the Affiliate Account Purchase Agreements have been indefeasible paid and satisfied in full, Customer shall pay to WFBC a monthly monitoring fee equal to $500,000, each of which shall be fully earned and payable when due and may be charged by WFBC to Customer’s Collected Reserve; provided, that:

(i) the monitoring fee for December 2014 shall be (X) fully earned on December 1, 2014 but payable in equal weekly installments during the month of December 2014 and (Y) in the event one or more Refinancing Events occur on or before December 31, 2014, reduced (or, if applicable, refunded) by the percentage by which the aggregate outstanding indebtedness, obligations and liabilities of Customer and its Affiliates hereunder and under the Affiliate Purchase Agreement is indefeasibly repaid as a result of such Refinancing Event(s).

(ii) the monitoring fee for January 2015 shall be (X) fully earned on January 1, 2015 but payable in equal weekly installments during the month of January 2015 and (Y) in the event one or more Refinancing Events occur on or before January 31, 2015, reduced (or, if applicable, refunded) by the percentage by which the aggregate outstanding indebtedness, obligations and

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liabilities of Customer and its Affiliates hereunder and under the Affiliate Purchase Agreement is indefeasibly repaid as a result of such Refinancing Event(s).

(iii) each such monitoring fee shall be reduced by any amount confirmed in writing by WFBC to have been received by WFBC, in cash or other immediately available funds, in respect of any analogous monitoring fee due under any Affiliate Account Purchase Agreement on the same date and for the same period as such monitoring fee payable hereunder, such that, for the avoidance of doubt, only a single monitoring fee shall be payable for Customer and all applicable Affiliates in any month, notwithstanding the inclusion of such fee in multiple agreements.”

(b)         Designated Reserve.  Section 3.21 of each Account Purchase Agreement is hereby deleted in its entirety and the following substituted therefor:

“3.21 Designated Reserve.  WFBC has and shall continue to have the right to establish and maintain, in its discretion, reserves against any credit balance or other amounts payable or available to Customer from the Collected Reserve Account. Such reserves include, without limitation, the Designated Reserve. Without limiting the right of WFBC to establish or maintain new or other reserves in accordance with the terms of the hereof, the amount of the Designated Reserve shall increase by $250,000 per week during the month of December 2014 and $125,000 per week during each month thereafter.

(c)         Financing Milestones.  Section 6.33 of the Insurance APA, and Section 6.32 of each other Account Purchase Agreement, is hereby deleted in its entirety. Each Account Purchase Agreement is hereby amended to add the following new Section 6.34:

“6.34     Financing Milestones.

(a) Proposal Letter.  On or before December 19, 2014, the Customer shall deliver or cause to be delivered to WFBC a proposal letter, in form and substance reasonably acceptable to WFBC and executed by a Person reasonably acceptable to WFBC, of such Person to provide debt or equity financing to Customer in an amount no less than, and the proceeds of which to be used to repay in cash in full, all indebtedness, liabilities and obligations of Customer to WFBC under this Agreement and the Related Documents and of Customer's Affiliates to WFBC under the Affiliate Account Purchase Agreements and Related Documents (as defined in each such Affiliate Account Purchase Agreement). Any failure of Customer to comply with this Section shall constitute and result in an Event of Termination hereunder.

(b) Commitment Letter.  On or before January 15, 2015, the Customer shall deliver or cause to be delivered to WFBC a commitment letter, in form and substance acceptable to WFBC and duly executed by the parties thereto, with respect to the financing proposal described in Section

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6.34(a) above. Any failure of Customer to comply with this Section shall constitute and result in an Event of Termination hereunder.

(c) Repayment in Full. On or before January 31, 2015, Customer shall remit to WFBC, and shall cause each Affiliate party to an Affiliate Account Purchase Agreement to remit to WFBC, repayment in cash in full of all indebtedness, liabilities and obligations (including the Repurchase Price for all Accounts) of Customer and its Affiliates to WFBC under this Agreement and each Affiliate Account Purchase Agreement. Any failure of Customer to comply with this Section shall constitute and result in an Event of Termination hereunder.”

(d)         Cash Flow Forecasts. Each Account Purchase Agreement is hereby amended to add the following new Section 6.35:

“6.35     Cash Flow Forecasts.

(a) Not later than December 5, 2014, Customer shall deliver to WFBC, in form and substance reasonably acceptable to WFBC and the Bank Consultant, an initial thirteen (13) week forecast setting forth projected aggregate weekly cash disbursements and receipts of Customer and its Affiliates party to an Affiliate Account Purchase Agreement, prepared on an individual basis for Customer and on a combined basis for Customer and such Affiliates (the “Cash Flow Forecast”).

(b) Commencing December 11, 2014, and on the Thursday of each week thereafter, Customer shall deliver to WFBC, in form and substance reasonably acceptable to WFBC and the Bank Consultant, a report that sets forth, for the immediately preceding week (as of Friday of such week), a comparison of Customer’s, and its Affiliates party to an Affiliate Account Purchase Agreement, projected cash disbursements and receipts for such week as set forth in the Cash Flow Forecast to their actual cash disbursements and receipts for such week.

(c) On January 1, 2015, and on the first day of each month thereafter, Customer shall deliver to WFBC, in form and substance reasonably acceptable to WFBC and the Bank Consultant, a new 13-Week Cash Flow Forecast, which shall upon delivery become the applicable Cash Flow Forecast for the relevant period.

(d) Customer acknowledges, confirms and agrees that the occurrence of Material Deviations for two consecutive weeks, or any failure of Customer to comply with the foregoing clauses (a) or (b), shall constitute an additional Event of Termination hereunder.”

(e)         Bank Consultant. Each Account Purchase Agreement is hereby amended to add the following new Section 6.36:

“6.36 Bank Consultant. WFBC (or its counsel) may from time to time engage, at the cost and expense of Customer, Focus Management Group USA Inc.

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or such other consultant acceptable to WFBC (the “Bank Consultant”) for such purposes as WFBC may specify in connection with this Agreement, including for the purpose of (a) reviewing all financial and other information, including the Cash Flow Forecasts, required to be delivered by Customer to WFBC hereunder, (b) inspecting, auditing, and making copies of the Customer's financial and business records, (b) making verifications regarding the Collateral, (c) reviewing operating procedures and the accuracy of the Customer's financial reporting, cash reporting and cash management, and (d) assessing the Customer's operations and finances. Customer shall make its officers, employees and directors, as well as the consultant engaged by Customer pursuant to this Agreement, reasonably available to the Bank Consultant to discuss the affairs, finances and business of the Customer or otherwise assist such consultant in its review of the Customer's finances and operations. Customer acknowledges and agrees that all Cash Flow Forecasts shall be subject to review and approval of the Bank Consultant.”

(f)          TS Employment Inc. Each Account Purchase Agreement is hereby amended to add the following new Section 6.37:

“6.37    TS Employment Inc. Customer shall deliver to WFBC, and cause TS Employment Inc. (“TSE”) to deliver to WFBC, (a) monthly updated insurance certificates evidencing, and proof of payment for, workers compensation insurance for TSE and Customer, (b) from time to time at the request of WFBC, an Internal Revenue Service form 8821 from and executed by TSE and each other Person that remits payroll taxes on behalf of Customer or TSE, or in respect of payroll or wages related to the staffing services provided by Customer and (c) on a weekly basis, a report of all payroll and payroll tax payments by TSE and such Person(s), together with evidence, reasonably satisfactory to WFBC, of the same. Without limiting the foregoing, Customer will cooperate to provide information on TSE , upon WFBC’s request from time to time.

3.           Limited Waiver. WFBC hereby waives any Event of Termination which might have occurred or arisen under any Account Purchase Agreement prior to giving effect to Sections 2(c) of this Amendment and solely to the extent that such Event of Termination would not have occurred or arisen had Section 2(c) of this Amendment then been in effect. Except as expressly set forth in this Section 3, WFBC has not waived and is not by this Amendment waiving any other Event of Termination which may have occurred prior to the date hereof, be continuing on the date hereof or occur after the date hereof.

4.           Conditions Precedent. The effectiveness of this Amendment shall be subject to the receipt by WFBC of (a) an original (or electronic copy) of this Amendment duly executed by each Customer and (b) an original (or electronic copy) of a consent, in form and substance satisfactory to WFBC, executed by Sterling National Bank with respect to this Amendment.

5.           Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Account Purchase Agreements or any Related Documents are intended or implied, and in all other respects the Account Purchase Agreements and Related Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the

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extent of conflict between the terms of this Amendment, on the one hand, and any of the Account Purchase Agreements, on the other hand, the terms of this Amendment shall control.

6.           Release. Each Customer and each Guarantor hereby absolutely and unconditionally releases and forever discharges WFBC, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, attorneys, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Customer or such Guarantor has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

7.           Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of New York (without giving effect to principles of conflicts of laws or other rules of law that would result in the application of the law of any jurisdiction other than the State of New York).

8.           Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

WFBC

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

CUSTOMER:

Each of the parties signing below are agreeing to this Amendment in its capacity as a Customer under the Account Purchase Agreement to which it is party, and are acknowledging and agreeing to this Amendment as a Guarantor of each Affiliate Account Purchase Agreement:

CORPORATE RESOURCE
DEVELOPMENT INC.	DIAMOND STAFFING SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

INSURANCE OVERLOAD SERVICES, INC.	TS STAFFING SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

ACCOUNTABILITIES, INC.	INTEGRATED CONSULTING GROUP, INC.

By:	By:
Name:	Name:
Title:	Title:

AGREED AND ACKNOWLEDGED:

ROBERT CASSERA,
as a Guarantor of each Account Purchase Agreement

CORPORATE RESOURCE SERVICES, INC.,
as a Guarantor of each Account Purchase Agreement

By:
Name:
Title:

Amendment to Account Purchase Agreements